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                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of The AES Corporation on Form S-4 of our report dated February 20, 1996, except for Note 14, as to which the date is May 30, 1996, appearing in Registration Statement No. 333-01286 of The AES Corporation on Form S-3, as amended, and of our report on the consolidated financial statement schedules dated February 20, 1996, appearing in the Annual Report on Form 10-K of The AES Corporation, for the year ended December 31, 1995, and to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Washington, D.C.
February 27, 1997